Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235707

PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated December 6, 2022)

Generation Income Properties, Inc.

This prospectus supplement (the “Prospectus Supplement”) updates, amends, and supplements the prospectus dated December 6, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (Registration No. 333-235707) and is included in Post-Effective Amendment No. 2 thereto filed on November 29, 2022, and declared effective on December 6, 2022. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement updates, amends, and supplements the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2023 (the “Form 8-K Filing”). Accordingly, we have attached the Form 8-K Filing to this Prospectus Supplement.

You should read this Prospectus Supplement in conjunction with the Prospectus, including any amendments and supplements thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Investing in our securities involves significant risks. See “Risk Factors” of the Prospectus and in Item 1A of our Annual Report on Form 10-K filed on March 28, 2023 to read about factors you should consider before investing in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 3, 2024.

A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2023

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-40771	47-4427295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	401 East Jackson Street, Suite 3300 Tampa, Florida	33602
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813)-448-1234

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GIPR	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	GIPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on August 10, 2023, Generation Income Properties, Inc. (the “Company”) and its operating partnership, Generation Income Properties, L.P. (“GIP Operating Partnership”), entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Modiv Inc. (now known as Modiv Industrial, Inc.), and certain affiliates thereof (collectively, “Modiv”). On December 28, 2023, the Company and GIP Operating Partnership entered into a First Amendment to Agreement of Purchase and Sale (the “Amendment”) with Modiv, which amends the Purchase Agreement to provide that Modiv and its affiliates may retain up to 7.5% of the Underlying Shares (as defined in the Purchase Agreement) that may be issued to Modiv upon redemption by the Company of its Series A Redeemable Preferred Stock, $0.01 par value per share.

A description of the Purchase Agreement is set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2023

The foregoing description of the Amendment is summary in nature, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit No.	Description

2.1

First Amendment to Agreement of Purchase and Sale, dated December 28, 2023, among Modiv Industrial Inc., Generation Income Properties, Inc., Generation Income Properties, L.P., and each entity identified as a “Selling Entity” on the signature pages thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERATION INCOME PROPERTIES, INC.

Date: December 29, 2023	By:	/s/ Ron Cook
Ron Cook
Chief Financial Officer